Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-30254, 333-30408, 333-34860, 333-109897 and 333-112498), in the Registration Statement on Form S-4 (No. 333-38170) and in the Registration Statements on Form S-8 (Nos. 333-34222, 333-46016, 333-72143, 333-76326, 333-89305, 333-112705 and 333-119103) of Verticalnet, Inc. of our report dated July 19, 2004, with respect to the consolidated financial statements of B2eMarkets, Inc. as of December 31, 2003 and 2002 and for the years then ended appearing in this Current Report on Form 8-K/A of Verticalnet, Inc.

/s/    Ernst & Young LLP

September 30, 2004

McLean, Virginia